Exhibit 99.1

NEWS RELEASE

Date:	December 3, 2009
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Three Part Advisors, LLC
817-310-0051

XETA Technologies, Inc. Reports Fourth Quarter and Fiscal 2009 Financial Results

•                  4Q09 Revenue: $18.1 million vs. 4Q08 Revenue: $22.4 million

•                  4Q09 GAAP loss per share: ($0.19) vs. 4Q08 GAAP EPS $0.07

•                  Non-GAAP 4Q09 earnings per share: $0.04, excluding impairment charges

•                  FY09 Revenue: $71.6 million vs. FY08 Revenue: $84.3 million

•                  FY09 GAAP loss per share: ($1.01) vs. FY08 GAAP EPS $0.20

•                  Non-GAAP FY09 earnings per share: $0.07, excluding impairment charges

XETA Technologies, Inc. (the “Company”) (Nasdaq:XETA) today reported a GAAP loss of ($1.9 million), or ($0.19) per diluted share, on revenue of $18.1 million for the fourth fiscal quarter ended October 31, 2009.  This compares to earnings of $705,000, or $0.07 per diluted share, on revenue of $22.4 million for the fourth fiscal quarter ended October 31, 2008.

The Company announced that it has completed its impairment testing for goodwill and other long-lived assets.  An additional non-cash charge of $3.8 million was recorded against goodwill.  The impairment charges do not result in any cash expenditures or affect the Company’s cash position, cash flow from operations, or availability under its credit facility.  Excluding these charges, non-GAAP net income for the fourth fiscal quarter was $407,000, or $0.04 per diluted share.

For the fiscal year ended October 31, 2009, the Company reported a GAAP loss of ($10.3 million), or ($1.01) per diluted share, on revenue of $71.6 million compared to net income of $2.1 million, or $0.20 per diluted share on revenue of $84.3 million for the same period ended October 31, 2008.  The year-to-date GAAP loss included non-cash charges of $17.8 million consisting of $14.8 million in impairments to goodwill and $3.0 million in impairments to the Company’s ERP system.  Excluding these and other non-cash charges, non-GAAP net income for the fiscal year ended October 31, 2009 was $721,000, or $0.07 per diluted share.

The reported results are un-audited and, although no material changes are expected, are subject to change.  The audit is expected to be complete by the end of December 2009.

Total revenue declined 19 percent during the fourth quarter, and 15 percent during fiscal 2009 primarily due to lower systems orders and the corresponding affect on implementation and cabling services.  Commenting on revenue trends, Greg Forrest, CEO and President said, “We faced tough top line comparisons with the prior year and a difficult economic environment during fiscal 2009.  Customers were clearly in cash preservation mode, and made significant cutbacks in technology spending.  However, our fourth quarter results showed the first sequential quarterly revenue growth in five quarters.  Customer activity continued to gain momentum during the fourth quarter, and although our first fiscal quarter is typically our seasonally weakest, we expect sequential growth during the first quarter of fiscal 2010.”

Line of Businesses	Fiscal ‘09 Revenue	Fiscal ‘08 Revenue	% Change	4Q 09 Revenue	4Q 08 Revenue	% Change
Maintenance & Repair	28,965	29,193	-1%	7,581	7,755	-2%
Design & Implementation	9,409	11,047	-15%	2,483	2,796	-11%
Cabling	2,707	3,244	-17%	657	1,045	-37%
Total Services	41,081	43,484	-6%	10,721	11,596	-8%

Commercial	21,062	30,266	-30%	5,453	7,095	-23%
Hospitality	9,033	8,634	5%	1,745	3,157	-45%
Total Systems	30,095	38,900	-23%	7,198	10,252	-30%

Other Revenue	396	1,937	-80%	134	508	-74%

Total Revenue	71,572	84,321	-15%	18,053	22,356	-19%

Fourth quarter services revenue was $10.7 million, an 8 percent decline from the same period last year, and a 2 percent sequential increase from the third quarter of 2009.  “Relative to the decline in systems sales, the more modest single digit decline in service revenue is a direct result of our strategic focus on growing this area.  The service business provides more stable recurring revenue, requires less working capital investment, and produces higher margin and returns,” said Mr. Forrest.   “We continue to gain trust and momentum with our direct and wholesale services customers and have recently announced several wins which should provide a foundation for growth in our service business during fiscal year 2010.”

Other revenue declined 74 percent during the fourth quarter of 2009, which was consistent with the rate of decline in previous quarters.  These revenues primarily represent commissions earned from Avaya on the sale of their maintenance agreements.  “Our other revenue category was up against difficult comparisons with the prior year, and customers have continued to defer decisions on renewals of existing contracts during the fourth quarter,” said Mr. Forrest. “Due to the high margin nature of this business, the decline in this revenue category had a material affect on our profitability during the year.”

Gross Margin Table

	4Q09	4Q08
Line of Business	Gross Margin	Gross Margin	Change
Systems	26.5%	26.4%	+ 10 basis points
Services	34.4%	30.4%	+ 400 basis points
Overall Gross Margin	29.5%	28.1%	+ 140 basis points

During the fourth quarter of 2009, gross margin was 29.5 percent of revenue versus 28.1 percent during the fourth quarter of 2008.  The increase in gross margin during the fourth quarter reflects sustainable improvements made in operating efficiencies, as well as cost cutting measures implemented during third quarter of 2009.  Margin improvement also resulted from a mix shift to higher margin services revenue.  “We made significant improvements to our service operations this year.  In addition to greater efficiencies, our implementation business is transitioning to include a greater portion of high-value-added professional services, such as advance design and consulting.  As a result of these factors, fourth quarter’s performance was the highest quarterly gross margin in nine years.  For the year, gross margin from service revenue increased $484,000, despite a $2.4 million decrease in service revenue,” Mr. Forrest commented.  “Gross margin on systems revenue remained above targeted levels, reflecting our discipline to focus on business where we compete based on our differentiated offering, instead of price.”

Due to cost cutting measures implemented earlier in the year, operating expenses during the fourth quarter of 2009, excluding impairment charges, decreased 8 percent to $4.6 million.  “While we have cut back, operating expenses as a percentage of sales remain above our targeted levels.  Given the growth opportunities that are presenting themselves, increased customer activity, and improvement in some macro economic indicators, we feel confident that now is the right time for continued investment in sales, marketing and operations.  As a result of our investment, we expect to grow faster as the market recovers and reach targeted profitability levels more quickly,” concluded Mr. Forrest.

Due to improvements in working capital management, the Company generated over $10.0 million in operating cash flow during fiscal 2009.  “With our strong cash flow generation, we made significant improvements to our balance sheet during the year, paying down our line of credit and building cash balances of $4.7 million.” said Mr. Forrest.

The Company will host a conference call and webcast to discuss these results at 4:00 p.m. Central Time on Thursday, December 3, 2009.  Interested parties may access the conference call via telephone by dialing 877-407-8033. The call is being webcast and can be accessed at XETA’s website www.xeta.com under the investor relations section of the website. A replay of the webcast will be archived on the Company’s website for 60 days.

Condensed Consolidated Statements of Income

		Three Months Ended October 31,		Fiscal Year Ended October 31,
		2009	2008	2009	2008
		(Unaudited)		(Unaudited)
Sales	Services	$10,721	$11,596	$41,081	$43,484
	Systems	7,198	10,252	30,095	38,900
	Other	134	508	396	1,937
	Total	18,053	22,356	71,572	84,321

Cost of Sales	Services	7,033	8,074	28,291	31,178
	Systems	5,288	7,545	22,080	28,720
	Other	412	460	1,720	2,167
	Total	12,733	16,079	52,091	62,065

Gross Profit		5,320	6,277	19,481	22,256

Gross Profit Margin		29%	28%	27%	26%

Operating Expense
Selling, General and Administrative		4,445	4,751	17,371	17,547
Amortization		199	296	1,201	1,018
Impairment of Goodwill and Other Assets		3,800	—	17,800	—
Total Operating Expenses		8,444	5,047	36,372	18,565

Income from Operations		(3,124)	1,230	(16,891)	3,691

Interest Expense		(20)	(66)	(100)	(334)
Interest and Other Income (Expense)		13	(4)	28	24
Total Interest and Other Expense		(7)	(70)	(72)	(310)

Income Before Provision for Income Taxes		(3,131)	1,160	(16,963)	3,381
Provision for Income Taxes		(1,228)	455	(6,646)	1,324
Net Income after Tax		$(1,903)	$705	$(10,317)	$2,057

Basic Earnings Per Share		$(0.19)	$0.07	$(1.01)	$0.20
Diluted Earnings Per Share		$(0.19)	$0.07	$(1.01)	$0.20
Wt. Avg. Common Shares Outstanding		10,223	10,254	10,224	10,250
Wt. Avg. Common Equivalent Shares		10,223	10,254	10,224	10,250

(The information is unaudited and is presented in thousands except percentages and per-share data.)

Consolidated Balance Sheet Highlights

			(Unaudited)
			October 31, 2009	October 31, 2008
Assets	Current	Cash	$4,732	$64
		Receivables (net)	13,832	19,995
		Inventories (net)	5,036	5,237
		Other	3,282	2,615
		Subtotal	26,882	27,911

	Non-Current	PPE (net)	6,826	10,725
		Goodwill & Intangibles (net)	12,603	27,654
		Noncurrent Deferred Tax Asset	1,161	—
		Other	336	103
		Subtotal	20,926	38,482

	Total Assets		$47,808	$66,393

Liabilities	Current	Revolving Line of Credit	$—	$2,524
		Notes Payable	1,183	1,355
		Accounts Payable	5,785	6,692
		Accrued Liabilities	3,599	4,742
		Unearned Revenue	5,195	3,237
		Subtotal	15,762	18,550

	Non-Current	Noncurrent Deferred Tax Liability	—	5,546
		Other	287	460
		Subtotal	287	6,006

	Total Liabilities		16,049	24,556

Equity			$31,759	$41,837

(The information is unaudited and is presented in thousands.)

Reconciliation of EBITDA(1) to Net Income	Quarter Ending October 31,		Fiscal Year Ending October 31,
	2009	2008	2009	2008

Net Income (Loss)	$(1,903)	$705	$(10,317)	$2,057
Interest	20	66	100	334
Provision for Income Taxes	(1,228)	455	(6,646)	1,324
Impairment of Goodwill and Other Assets	3,800	—	17,800	—
Depreciation	303	215	1,026	744
Amortization	199	296	1,201	1,018
EBITDA(1)	$1,191	$1,737	$3,164	$5,477

(The information is presented in thousands.)

(1)The Company uses Adjusted-EBITDA (earnings before net interest, income taxes, depreciation and amortization), which excludes non-cash charges for impairment of goodwill and other assets, as part of its overall assessment and comparison of financial performance between accounting periods. XETA believes that EBITDA is often used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is provided above.

The following table reconciles reported GAAP net income per the income statement to non-GAAP net income:

	Quarter Ending October 31,		Fiscal Year Ending October 31,
	2009	2008	2009	2008

Net Income as Reported	$(1,903)	$705	$(10,317)	$2,057
Impairment of Goodwill and Other Assets (Net of Tax)	2,310	—	10,822	—
Reserve for Bad Debt (Net of Tax)	—	—	216	—
Non-GAAP net income	$407	$705	$721	$2,057

(The information is presented in thousands.)

The following table reconciles reported GAAP diluted earnings (loss) per share (“EPS”) to non-GAAP diluted EPS:

	Quarter Ending October 31,		Fiscal Year Ending October 31,
	2009	2008	2009	2008

EPS, Diluted - as Reported	$(0.19)	$0.07	$(1.01)	$0.20
EPS Impact of Impairment of Goodwill and Other Assets (Net of Tax)	0.23	0.00	1.06	0.00
EPS Impact of Reserve for Bad Debt, Net of Tax	0.00	0.00	0.02	0.00
EPS, Diluted - Non-GAAP	$0.04	$0.07	$0.07	$0.20

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About XETA Technologies, Inc.

XETA Technologies, Inc. sells, installs and services advanced communication technologies for small, medium, and Fortune 1000 enterprise customers. The Company maintains the highest level of technical competencies with multiple vendors including Avaya, Mitel, Nortel, Hitachi and Samsung. With a 28-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technologies (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning expected reductions in operating expenses and 2009 financial results. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the condition of the U.S.  economy and its impact on capital spending in the Company’s markets; reduced availability of credit;  the  Nortel Networks bankruptcy filing  and the impact that such action will continue to have on the Company’s Nortel products and services offering; unpredictable quarter to quarter revenues;  changes in Avaya’s strategies regarding the provision of equipment and services to its customers; continuing success of our Mitel product  and service offerings; the Company’s ability to maintain and improve upon current gross profit margins; intense competition and industry consolidation; dependence upon a few large wholesale customers for the recent growth in the Company’s Managed Services offering; and the availability and retention of revenue professionals and certified technicians. Additional factors that could affect actual results are described in the “Risk Factors” section of the Company’s Form 10-K and Form 10-Q filings with the SEC.